EXHIBIT 23.3
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CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement Form S-8, (No. 333-42193) pertaining to the Jones Lang LaSalle Incorporated (formerly LaSalle Partners Incorporated) Employee Stock Purchase Plan, Jones Lang LaSalle Incorporated (formerly LaSalle Partners Incorporated) 1997 Stock Award and Incentive Plan and Jones Lang LaSalle Incorporated (formerly LaSalle Partners Incorporated) Stock Compensation Program of Jones Lang LaSalle Incorporated (formerly LaSalle Partners Incorporated) our report dated February 26, 1999 with respect to the consolidated financial statements of Jones Lang Wootton - Scotland included in the Current Report on Form 8-K of Jones Lang LaSalle Incorporated (formerly LaSalle Partners Incorporated) dated March 11, 1999 with the Securities and Exchange Commission.




/s/ ERNST & YOUNG


GLASGOW, SCOTLAND

MARCH 23, 1999